Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE
Wednesday, July 21, 2010

Media General Reports Second-Quarter 2010 Results, Provides Outlook

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today reported operating income of $16.3 million in the second quarter of 2010, a 19 percent increase from the second quarter of 2009.  The increase mostly reflected the benefit of Political advertising at the company’s television stations.  A net loss of $4.3 million, or 19 cents per share, reflected higher interest expense related to the company’s debt restructuring earlier this year as well as non-cash tax expense.  In the 2009 second quarter, net income was $20.6 million, or 90 cents per share, including a tax benefit of $11 million and a gain of $7.1 million from the sale of a television station in Jacksonville, Fla.

Total revenues in the current quarter increased approximately 2 percent to $166.2 million.  Total operating expenses were held even with the prior year.

“Media General’s second-quarter operating results included $7 million in Political revenues and our television stations also benefited from increased automotive spending, which was up nearly 42 percent compared with last year,” said Marshall N. Morton, president and chief executive officer.  Total Broadcast revenues in the second quarter increased 13 percent from last year.

“We were pleased to deliver continued moderation in the rate of decline in Publishing revenues, down 7 percent compared with last year.  Year-over-year declines in Classified revenues moderated to the mid-to-low single digits in all markets except Florida.  Our North Carolina market produced a nearly 3 percent increase in Classified advertising in the quarter.

“We continue to manage expenses aggressively.  In the second quarter, our expense performance was somewhat better than expectations, due to lower health care expenses and to intentional delays in hiring for certain open positions,” said Mr. Morton.  “Lower newsprint expense, which decreased nearly 30 percent in the quarter, also contributed.

“All of our properties are aggressively executing on our Digital Media strategy.  Total Digital Media revenues, including our Advertising Services businesses, increased 8 percent compared with last year.  Our Web sites alone generated a 16 percent increase in revenues.  Local online revenues continued their robust growth and increased 26 percent in the second quarter, a direct result of sales pressure in our markets.  Online Classified revenues grew for the second quarter in a row and increased nearly 16 percent.  This resulted from our sales initiatives related to our Internet partnerships with Yahoo! and Zillow.  We also focused our online content on relevant news and information, and unique visitors increased 19 percent in the second quarter.”

Market Segments

Virginia/Tennessee segment profit in the second quarter was $10.5 million, compared to $11.3 million in the 2009 second quarter.  Revenues declined 3 percent from last year, while expenses decreased 2 percent.  Broadcast revenues were about even with the prior year, despite limited Political advertising at the market’s two television stations in 2010 as the Virginia gubernatorial election was held in 2009.  Publishing revenues decreased 4.5 percent.  Higher third-party printing and distribution revenues partially offset declines in Local, National and Classified advertising.  Local revenues decreased 1 percent, and Classified revenues were down 4 percent.  National revenues declined 19 percent, due primarily to lower spending by telecommunications advertisers in Richmond.  Digital revenues rose 15 percent, reflecting increases in Local and Classified online advertising.

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Florida segment profit was $1.5 million, compared with $193,000 a year ago.  Expenses decreased 4 percent, offsetting a 1 percent decline in total revenues.  Broadcast revenues increased 17 percent, due to strong Political advertising on WFLA, but were more than offset by lower Publishing revenues.  Political revenues were $1.6 million compared with essentially none last year, reflecting gubernatorial, U.S. Senate and U.S. House races.  Classified and Local revenues decreased 22 percent and 3 percent, respectively.  National revenues increased 11 percent, mostly the result of advertising related to the Gulf of Mexico oil spill.  Digital revenues increased 25 percent, due to solid growth in Local, National and Classified online advertising.

Mid-South segment profit was $9.6 million, compared with $6 million in the prior year.  Total revenues increased 12 percent, and Broadcast revenues increased 17 percent.  The Mid-South Market includes 11 television stations and only three community newspapers.  Political revenues were $4.4 million, compared with $311,000 in 2009 and included robust spending for primary elections in South Carolina and Alabama.  Local revenues increased 4.5 percent, while National and Classified revenues decreased 3 percent and 5 percent, respectively. Digital media revenues rose 11 percent.

North Carolina segment profit was $1.5 million, which was up slightly from last year.  Revenues decreased 2 percent, and expenses were down 4 percent from last year.  Broadcast revenues increased 10 percent and included Political revenues of approximately $100,000 at the market’s two television stations.  The Raleigh station also benefited from significantly increased National revenues.  Publishing revenues in North Carolina declined 8 percent in the second quarter.  National and Classified revenues increased 2 percent and 3 percent, respectively, while Local revenues declined 6 percent. Digital media revenues increased 14 percent.

Ohio/Rhode Island segment profit was $3.7 million, compared with $2.6 million last year, due to strong Political and National revenues from the segment’s two television stations.  Total revenues increased 10 percent.  Political revenues were $708,000 compared with $119,000 in 2009.  National advertising increased 20 percent, due to increased automotive, entertainment and health care advertising.  Local revenues declined 2 percent.  Digital media revenues rose 9.5 percent.

Advertising Services and Other segment profit was $884,000, a 14 percent increase from last year.  DealTaker.com, the company’s shopping and coupon Web site, drove the improvement.  Revenues rose 11 percent and profit increased 7 percent at DealTaker.com.

Other Results

Interest expense was $17.1 million in the second quarter, compared with $11.3 million last year, due to the company’s new financing structure.  Debt at the end of second quarter of 2010 was $673 million, compared with $693 million at the end of the first quarter of 2010 and $712 million at the beginning of the year.  The reduction in the second quarter reflects a tax refund received in April of approximately $26 million that was used to reduce debt.

Acquisition intangibles amortization decreased 12 percent, reflecting the impact of the prior-year’s impairment write-downs of network affiliation agreements.  Corporate expense increased 17 percent, reflecting the absence in 2010 of employee furlough days and certain other cost containment measures.

The previously estimated second-quarter non-cash tax expense of $7.5 million was partially offset by a $1 million non-cash favorable adjustment related to a court ruling received in connection with a state income tax issue as well as a $2.8 million non-cash tax benefit resulting from the intraperiod allocation of tax to other comprehensive income items.  Thus, income tax expense in the second quarter was $3.7 million.  Last year’s second quarter showed an income tax benefit of $11 million on continuing operations, including $3.6 million from a favorable determination concerning a state tax issue and $7.5 million of tax benefit attributable to first-half results.

EBITDA [income (loss) from continuing operations before interest, taxes, depreciation and amortization] was $30.1 million in the second quarter of 2010, compared with $28.7 million in the 2009 period.  After-Tax Cash Flow was $13.1 million, compared with $17.4 million in the prior year’s quarter.  Capital expenditures in the second quarter of 2010 were $6.7 million, compared with $3.8 million in the prior-year period.  Free Cash Flow (After-Tax Cash Flow minus capital expenditures) was $6.4 million, compared with $13.6 million in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA from continuing operations, After-Tax Cash Flow and Free Cash Flow.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Outlook

For the third quarter of 2010, Media General expects total revenues to increase 6-8 percent, compared with 2009. Broadcast revenues in the third quarter are expected to increase more than 20 percent, mostly reflecting significant Political revenues. Publishing revenue decreases compared with prior year are expected to continue to moderate and the third-quarter decline is expected to be 3-5 percent. Total operating costs are expected to increase 7-8 percent, reflecting the absence in 2010 of furlough days and certain cost containment measures in 2010 as well as increased support of new revenue initiatives. The company continues to expect free cash flow for the full year 2010 of $58-60 million, including the $26 million tax refund.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-800-299-0433 about 10 minutes prior to the 11 a.m. start. The participant passcode is “Media General.” Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 2 p.m. today and ending at 2 p.m. on July 28, 2010, by dialing 888-286-8010 or 617-801-6888, and using the passcode 31552116.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and their associated Web sites, three metropolitan and 20 community newspapers and their associated Web sites, and more than 200 specialty publications that include weekly newspapers and niche publications targeted to various demographic, geographic and topical communities of interest. Many of the company’s specialty publications have associated Web sites. Media General additionally operates three interactive advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping Web site; and NetInformer, a leading provider of wireless media and mobile marketing services.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 27,	June 28,	June 27,	June 28,
(Unaudited, in thousands except per share amounts)	2010	2009	2010	2009

Revenues
Publishing	$82,905	$89,305	$164,203	$179,037
Broadcast	72,509	64,124	139,594	123,977
Digital media and other	10,748	9,958	21,229	19,506
Total revenues	166,162	163,387	325,026	322,520

Operating costs:
Employee compensation	72,445	73,587	148,037	160,151
Production	36,831	39,527	72,364	83,129
Selling, general and administrative	26,904	21,559	52,233	46,770
Depreciation and amortization	13,697	15,057	27,398	30,375
Total operating costs	149,877	149,730	300,032	320,425

Operating income	16,285	13,657	24,994	2,095

Other income (expense):
Interest expense	(17,089)	(11,257)	(36,912)	(21,229)
Loss on sale of investments	---	(209)	---	(209)
Other, net	166	166	541	409
Total other expense	(16,923)	(11,300)	(36,371)	(21,029)

Income (loss) from continuing operations before income taxes	(638)	2,357	(11,377)	(18,934)

Income tax expense (benefit)	3,645	(10,955)	9,652	(10,955)

Income (loss) from continuing operations	(4,283)	13,312	(21,029)	(7,979)
Discontinued operations:
Income from discontinued operations (net of tax)	---	156	---	194
Income related to divestiture of operations (net of tax)	---	7,120	---	7,120
Net income (loss)	$(4,283)	$20,588	$(21,029)	$(665)

Net income (loss) per common share:
Income (loss) from continuing operations	$(0.19)	$0.57	$(0.94)	$(0.36)
Discontinued operations	---	0.33	---	0.33
Net income (loss) per common share	$(0.19)	$0.90	$(0.94)	$(0.03)

Net income (loss) per common share - assuming dilution:
Income (loss) from continuing operations	$(0.19)	$0.57	$(0.94)	$(0.36)
Discontinued operations	---	0.33	---	0.33
Net income (loss) per common share - assuming dilution	$(0.19)	$0.90	$(0.94)	$(0.03)

Weighted-average common shares outstanding:
Basic and diluted	22,343	22,253	22,316	22,217

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Media General, Inc.
BUSINESS SEGMENT

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending June 27, 2010
Virginia/Tennessee	$48,947	$(3,288)	$10,483
Florida	37,393	(1,762)	1,526
Mid-South	41,477	(3,010)	9,563
North Carolina	19,212	(1,557)	1,537
Ohio/Rhode Island	13,826	(835)	3,681
Advertising Services & Other	5,942	(234)	884
Eliminations	(635)	-	-
			27,674
Unallocated amounts:
Acquisition intangibles amortization	-	(1,571)	(1,571)
Corporate expense	-	(1,440)	(7,756)
	$166,162	$(13,697)

Corporate interest expense			(17,083)
Other			(1,902)

Consolidated loss from continuing
operations before income taxes			$(638)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending June 28, 2009
Virginia/Tennessee	$50,587	$(3,486)	$11,324
Florida	37,627	(2,094)	193
Mid-South	36,941	(3,397)	5,971
North Carolina	19,675	(1,696)	1,483
Ohio/Rhode Island	12,614	(847)	2,577
Advertising Services & Other	6,242	(224)	776
Eliminations	(299)	-	(5)
			22,319
Unallocated amounts:
Acquisition intangibles amortization	-	(1,787)	(1,787)
Corporate expense	-	(1,526)	(6,629)
	$163,387	$(15,057)

Interest expense			(11,257)
Loss on sale of investments			(209)
Other			(80)

Consolidated income from continuing
operations before income taxes			$2,357

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(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Six months ended June 27, 2010
Virginia/Tennessee	$94,798	$(6,577)	$18,092
Florida	75,466	(3,525)	2,771
Mid-South	78,062	(6,020)	14,239
North Carolina	38,021	(3,114)	2,648
Ohio/Rhode Island	27,441	(1,669)	6,962
Advertising Services & Other	12,278	(465)	2,323
Eliminations	(1,040)	-	-
			47,035
Unallocated amounts:
Acquisition intangibles amortization		(3,142)	(3,142)
Corporate expense		(2,886)	(15,712)
	$325,026	$(27,398)

Corporate interest expense			(36,897)
Other			(2,661)

Consolidated loss from continuing
operations before income taxes			$(11,377)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Six months ended June 28, 2009
Virginia/Tennessee	$97,427	$(7,144)	$13,360
Florida	79,867	(4,190)	(2,837)
Mid-South	70,739	(6,788)	7,037
North Carolina	38,656	(3,392)	(76)
Ohio/Rhode Island	23,700	(1,692)	2,737
Advertising Services & Other	12,804	(449)	1,367
Eliminations	(673)	1	(49)
			21,539
Unallocated amounts:
Acquisition intangibles amortization		(3,586)	(3,586)
Corporate expense		(3,135)	(15,263)
	$322,520	$(30,375)

Interest expense			(21,229)
Loss on sale of investments			(209)
Other			(186)

Consolidated loss from continuing
operations before income taxes			$(18,934)

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Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	June 27,	December 27,
(Unaudited, in thousands)	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$27,069	$33,232
Accounts receivable - net	89,175	104,405
Inventories	6,898	6,632
Other	24,720	60,786
Total current assets	147,862	205,055

Other assets	60,792	34,177

Property, plant and equipment - net	405,154	421,208

FCC licenses and other intangibles - net	572,466	575,608

Total assets	$1,186,274	$1,236,048

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$24,848	$26,398
Accrued expenses and other liabilities	86,153	72,174
Total current liabilities	111,001	98,572

Long-term debt	672,859	711,909

Deferred income taxes	20,489	7,233

Other liabilities and deferred credits	203,819	226,083

Stockholders' equity	178,106	192,251

Total liabilities and stockholders' equity	$1,186,274	$1,236,048

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Media General, Inc.
REVENUES DETAIL

	Thirteen Weeks Ending			Twenty-Six Weeks Ending
	June 27,	June 28,		June 27,	June 28,
(Unaudited, in thousands)	2010	2009	% Change	2010	2009	% Change

Virginia/Tennessee
Publishing	$41,191	$43,136	(4.5)%	$79,933	$83,483	(4.3)%
Broadcast	5,299	5,318	(0.4)%	10,249	9,901	3.5%
Digital media	2,457	2,133	15.2%	4,616	4,043	14.2%
Total Virginia/Tennessee revenues	48,947	50,587	(3.2)%	94,798	97,427	(2.7)%

Florida
Publishing	21,091	23,830	(11.5)%	43,230	51,116	(15.4)%
Broadcast	14,505	12,361	17.3%	28,859	25,631	12.6%
Digital media	1,797	1,436	25.1%	3,377	3,120	8.2%
Total Florida revenues	37,393	37,627	(0.6)%	75,466	79,867	(5.5)%

Mid-South
Publishing	8,192	8,513	(3.8)%	16,275	17,140	(5.0)%
Broadcast	32,113	27,368	17.3%	59,590	51,631	15.4%
Digital media	1,172	1,060	10.6%	2,197	1,968	11.6%
Total Mid-South revenues	41,477	36,941	12.3%	78,062	70,739	10.4%

North Carolina
Publishing	12,537	13,644	(8.1)%	24,911	26,921	(7.5)%
Broadcast	5,563	5,058	10.0%	11,056	9,933	11.3%
Digital media	1,112	973	14.3%	2,054	1,802	14.0%
Total North Carolina revenues	19,212	19,675	(2.4)%	38,021	38,656	(1.6)%

Ohio/Rhode Island
Broadcast	13,285	12,120	9.6%	26,434	22,768	16.1%
Digital media	541	494	9.5%	1,007	932	8.0%
Total Ohio/Rhode Island revenues	13,826	12,614	9.6%	27,441	23,700	15.8%

Advertising Services & Other
Publishing [1]	---	297	(100.0)%	2	509	(99.6)%
Broadcast (production company)	2,036	1,945	4.7%	3,873	4,350	(11.0)%
Digital media	3,906	4,000	(2.4)%	8,403	7,945	5.8%
Total Advertising Services & Other revenues	5,942	6,242	(4.8)%	12,278	12,804	(4.1)%

Eliminations	(635)	(299)	112.4%	(1,040)	(673)	54.5%

Total revenues	$166,162	$163,387	1.7%	$325,026	$322,520	0.8%

Selected revenue categories
(Unaudited, in thousands)

Publishing revenues
Local	$36,595	$40,012	(8.5)%	$71,846	$79,942	(10.1)%
National	5,799	6,338	(8.5)%	11,394	13,369	(14.8)%
Classified	19,683	21,882	(10.0)%	38,669	43,797	(11.7)%
Circulation	16,758	17,566	(4.6)%	34,123	34,611	(1.4)%
Printing/Distribution	3,359	3,089	8.7%	6,572	6,135	7.1%

Broadcast revenues (gross)
Local	$42,655	$40,897	4.3%	$84,652	$78,290	8.1%
National	22,224	21,042	5.6%	45,343	41,490	9.3%
Political	7,062	794	789.4%	8,041	961	736.7%
Cable/Satellite (retransmission) fees	4,681	3,899	20.1%	9,291	7,514	23.6%

Digital revenues
Local	$3,601	$2,848	26.4%	$6,597	$5,279	25.0%
National	851	804	5.8%	1,674	1,644	1.8%
Classified	2,429	2,097	15.8%	4,589	4,215	8.9%
Advertising Services	3,883	4,009	(3.1)%	8,362	7,946	5.2%

1 Starting in 2010, print products formerly within Advertising Services & Other are being managed in their respective geographic market or have been discontinued.

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Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 27,	June 28,	June 27,	June 28,
(Unaudited, in thousands)	2010	2009	2010	2009

Income (loss) from continuing operations	$(4,283)	$13,312	$(21,029)	$(7,979)
Interest	17,089	11,257	36,912	21,229
Taxes	3,645	(10,955)	9,652	(10,955)
Depreciation and amortization	13,697	15,057	27,398	30,375
EBITDA from continuing operations	$30,148	$28,671	$52,933	$32,670

Income (loss) from continuing operations	$(4,283)	$13,312	$(21,029)	$(7,979)
Taxes *	3,645	(10,955)	9,652	(10,955)
Depreciation and amortization	13,697	15,057	27,398	30,375
After-tax cash flow	$13,059	$17,414	$16,021	$11,441

After-tax cash flow	$13,059	$17,414	$16,021	$11,441
Capital expenditures	6,668	3,845	8,796	7,978
Free cash flow	$6,391	$13,569	$7,225	$3,463

*	The Company's income tax expense in 2010 is non-cash in nature and has been added back accordingly. See 2009 Form 10-K for further discussion.

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